Exhibit 99.1

NYSE: TRV

Travelers Reports Third Quarter Net Income per Diluted Share of $2.69, Up 17% from Prior Year Quarter

Operating Income per Diluted Share of $2.61, Up 11% from Prior Year Quarter

Return on Equity and Operating Return on Equity of 14.5% and 15.2%, Respectively

•             Net income and operating income of $919 million and $893 million, increased 6% and 1%, respectively, from prior year quarter.

•             Total revenues of $6.886 billion increased 7% and net written premiums of $6.033 billion increased 6% from the prior year quarter primarily due to the acquisition of Dominion of Canada in November 2013.

•             Total capital returned to shareholders of $937 million in the quarter, including $751 million in share repurchases. Year-to-date total capital returned to shareholders of $2.885 billion.

•             Increases in book value per share of 9% to $76.42 and adjusted book value per share of 6% to $70.64 from year-end 2013.

•             Board of Directors approves quarterly dividend per share of $0.55.

New York, October 21, 2014 — The Travelers Companies, Inc. today reported net income of $919 million, or $2.69 per diluted share, for the quarter ended September 30, 2014, compared to net income of $864 million, or $2.30 per diluted share, in the prior year quarter. Operating income in the current quarter was $893 million, or $2.61 per diluted share, compared to $883 million, or $2.35 per diluted share, in the prior year quarter. The increase in net and operating income compared to the prior year quarter primarily resulted from higher net investment income and lower catastrophe losses, partially offset by lower net favorable prior year reserve development and a slightly lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), which was impacted by higher non-catastrophe weather-related losses. Net income also benefited from higher net realized investment gains while per diluted share amounts also benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended September 30,				Nine Months Ended September 30,
except for premiums & revenues)	2014	2013	Change		2014	2013	Change
Net written premiums	$6,033	$5,713	6%		$18,068	$17,134	5%
Total revenues	$6,886	$6,452	7		$20,379	$19,454	5
Operating income	$893	$883	1		$2,618	$2,586	1
per diluted share	$2.61	$2.35	11		$7.50	$6.79	10
Net income	$919	$864	6		$2,654	$2,685	(1)
per diluted share	$2.69	$2.30	17		$7.60	$7.05	8
Diluted weighted average shares outstanding	338.9	372.9	(9)		346.5	378.1	(8)
Combined ratio	90.0%	88.9%	1.1	pts	90.3%	90.6%	(0.3	)pts
Underlying combined ratio	90.5%	90.0%	0.5	pts	89.9%	90.8%	(0.9	)pts
Operating return on equity	15.2%	15.2%	—	pts	14.8%	15.1%	(0.3	)pts
Return on equity	14.5%	13.9%	0.6	pts	14.0%	14.2%	(0.2	)pts

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2014	2013	2013	2013	2013
Book value per share	$76.42	$70.15	$68.15	9%	12%
Adjusted book value per share	70.64	66.41	63.87	6	11

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased with our results this quarter,” commented Jay Fishman, Chairman and Chief Executive Officer.  “Our results were driven by strong underwriting performance across all of our business segments, as reflected in our consolidated combined ratio of 90.0%, and higher investment returns driven by private equity performance. Our return on equity and per share results continue to benefit meaningfully from our ongoing strategy of returning excess capital to shareholders. Year-to-date, total capital returned to shareholders was almost $2.9 billion, including over $2.3 billion in share repurchases and $553 million in dividends.

“In addition to these strong financial results, we were also very pleased with our production metrics this quarter. Within Business and International Insurance, once again, we improved retention in our domestic businesses from already strong levels in recent quarters, while continuing to achieve meaningful rate and exposure increases. Bond & Specialty Insurance improved profitability from already high levels, and continued to achieve positive renewal premium change while maintaining strong retention. In Personal Insurance, Auto net written premiums were up 3% from the prior year quarter and policies in force were up 1% from the most recent quarter as a result of the very successful introduction of Quantum 2.0 beginning last fall.

“As we continue to face persistently low interest rates and uncertain weather patterns, we remain focused on delivering superior profitability and returns on equity. Consequently, we remain committed to our highly segmented pricing and underwriting strategies, executing on an account by account or class by class basis.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gain:	$564		$595		$(31)		$1,612		$1,478		$134
Underwriting gain includes:
Net favorable prior year reserve development	113		158		(45)		590		581		9
Catastrophes, net of reinsurance	(83)		(99)		16		(668)		(538)		(130)

Net investment income	719		657		62		2,150		2,014		136

Other, including interest expense	(65)		(53)		(12)		(190)		(73)		(117)

Operating income before income taxes	1,218		1,199		19		3,572		3,419		153
Income tax expense	325		316		9		954		833		121
Operating income	893		883		10		2,618		2,586		32
Net realized investment gains (losses) after income taxes	26		(19)		45		36		99		(63)
Net Income	$919		$864		$55		$2,654		$2,685		$(31)

Combined ratio	90.0%		88.9%		1.1	pts	90.3%		90.6%		(0.3	)pts

Impact on combined ratio
Net favorable prior year reserve development	(1.9	)pts	(2.8	)pts	0.9	pts	(3.3	)pts	(3.4	)pts	0.1	pts
Catastrophes, net of reinsurance	1.4	pts	1.7	pts	(0.3	)pts	3.7	pts	3.2	pts	0.5	pts

Underlying combined ratio	90.5%		90.0%		0.5	pts	89.9%		90.8%		(0.9	)pts

Net written premiums
Business and International Insurance	$3,560		$3,249		10%		$11,061		$10,147		9%
Bond & Specialty Insurance	556		553		1		1,578		1,479		7
Personal Insurance	1,917		1,911		—		5,429		5,508		(1)
Total	$6,033		$5,713		6%		$18,068		$17,134		5%

Third Quarter 2014 Results

(All comparisons vs. third quarter 2013, unless noted otherwise)

Net income of $919 million after-tax increased $55 million, or 6%, due to an increase in both net realized investment gains and operating income. Current period net realized investment gains resulted from the sale of substantially all of one of the company’s real estate joint venture investments. Operating income of $893 million after-tax increased $10 million, or 1%, primarily driven by higher net investment income and a continued strong, but lower, underwriting gain.

Underwriting results

•                  The combined ratio increased 1.1 points to 90.0% as the benefit of lower catastrophe losses (0.3 points) was more than offset by lower net favorable prior year reserve development (0.9 points) and a higher underlying combined ratio (0.5 points).

•                  The underlying combined ratio increased 0.5 points to 90.5% as the benefit of earned pricing that exceeded loss cost trends was more than offset by higher non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses were primarily due to wind and hail storms in several regions of the United States, as well as increases in estimated losses related to wind and hail storms that occurred in the second quarter.

Net investment income of $568 million after-tax ($719 million pre-tax) increased due to strong private equity performance, partially offset by lower reinvestment rates in the fixed income portfolio.

Net written premiums of $6.033 billion increased 6% primarily due to the inclusion of Dominion and domestic business insurance growth within Business and International Insurance.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Net income of $2.654 billion after-tax decreased $31 million, or 1%, due to lower net realized investment gains. Prior period net realized investment gains related to a short position in U.S. Treasury futures contracts. Operating income of $2.618 billion after-tax increased $32 million, or 1%, driven by higher net investment income and a higher underwriting gain, partially offset by a decline in other income due to the inclusion of a benefit in the prior year period of a $91 million pre-tax favorable legal settlement, as well as the inclusion in the prior year period of a $63 million benefit from a favorable tax settlement. The current period operating income included a $49 million after-tax benefit recorded in the first quarter resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Underwriting results

•                  The combined ratio improved 0.3 points to 90.3% due to an improved underlying combined ratio (0.9 points), partially offset by higher catastrophe losses (0.5 points) and lower net favorable prior year reserve development (0.1 points).

•                  The underlying combined ratio improved 0.9 points to 89.9% as the benefits of earned pricing that exceeded loss cost trends and an improved expense ratio were partially offset by higher non-catastrophe weather-related losses. The expense ratio benefited from the above mentioned reduction in the estimated liability for state assessments.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses were primarily due to wind, hail and winter storms in several regions in the United States.

Net investment income of $1.703 billion after-tax ($2.150 billion pre-tax) increased primarily due to strong private equity performance and higher real estate partnership returns, partially offset by lower reinvestment rates in the fixed income portfolio.

Net written premiums of $18.068 billion increased 5% primarily due to the inclusion of Dominion and domestic business insurance growth within Business and International Insurance.

Shareholders’ Equity

Shareholders’equity of $25.321 billion decreased 1% and increased 2%, respectively, from the end of second quarter 2014 and year-end 2013. Included in shareholders’ equity were after-tax net unrealized investment gains of $1.914 billion, compared to $2.013 billion at the end of second quarter 2014 and $1.322 billion at year-end 2013. Book value per share of $76.42 increased 1% and 9%, respectively, from the end of second quarter 2014 and year-end 2013, while adjusted book value per share of $70.64 increased 2% and 6%, respectively, from the end of second quarter 2014 and year-end 2013.

The company repurchased 8.1 million shares during the third quarter and 26.1 million shares year-to-date at a total cost of $751 million and $2.332 billion, respectively. The company has $2.484 billion of remaining capacity under its existing share repurchase authorization. At the end of third quarter 2014, statutory surplus was $21.005 billion and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.3%, well within the company’s target range of 15% to 25%.

The Board of Directors has declared a quarterly dividend today of $0.55 per share. This dividend is payable on December 31, 2014 to shareholders of record as of the close of business on December 10, 2014.

Business and International Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gain:	$160		$234		$(74)		$584		$625		$(41)
Underwriting gain includes:
Net favorable prior year reserve development	21		77		(56)		163		277		(114)
Catastrophes, net of reinsurance	(31)		(59)		28		(356)		(283)		(73)
Net investment income	557		504		53		1,666		1,544		122

Other	10		8		2		32		135		(103)

Operating income before income taxes	727		746		(19)		2,282		2,304		(22)
Income tax expense	175		180		(5)		565		531		34
Operating income	$552		$566		$(14)		$1,717		$1,773		$(56)

Combined ratio	95.2%		92.7%		2.5	pts	94.2%		93.3%		0.9	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.6	)pts	(2.3	)pts	1.7	pts	(1.5	)pts	(2.8	)pts	1.3	pts
Catastrophes, net of reinsurance	0.9	pts	1.8	pts	(0.9	)pts	3.3	pts	2.9	pts	0.4	pts

Underlying combined ratio	94.9%		93.2%		1.7	pts	92.4%		93.2%		(0.8	)pts

Net written premiums by market
Domestic
Select Accounts	$654		$654		—%		$2,077		$2,087		—%
Middle Market	1,545		1,487		4		4,597		4,489		2
National Accounts	249		236		6		792		755		5
First Party	369		382		(3)		1,206		1,198		1
Specialized Distribution	262		273		(4)		812		831		(2)
Total Domestic	3,079		3,032		2		9,484		9,360		1
International	481		217		122		1,577		787		100
Total	$3,560		$3,249		10%		$11,061		$10,147		9%

Third Quarter 2014 Results

(All comparisons vs. third quarter 2013, unless noted otherwise)

Operating income of $552 million after-tax decreased $14 million, or 2%, as higher net investment income was more than offset by a lower underwriting gain.

Underwriting results

•                  The combined ratio increased 2.5 points to 95.2% as the benefit of lower catastrophe losses (0.9 points) was more than offset by a higher underlying combined ratio (1.7 points) and lower net favorable prior year reserve development (1.7 points).

•                  The underlying combined ratio increased 1.7 points to 94.9% as the benefit of earned pricing that exceeded loss cost trends was more than offset by higher non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development resulted from (i) a $162 million pre-tax benefit related to better than expected loss experience related to, and the commutation of reinsurance treaties associated with, a workers’ compensation reinsurance pool for accident years 1996 and prior and (ii) better than expected loss experience in the general liability product line for accident years 2009 through 2012 as well as the property product line for accident years 2012 and 2013, partially offset by (iii) a $250 million pre-tax increase to asbestos reserves, and (iv) a $77 million pre-tax increase to unallocated loss adjusted expense (ULAE) reserves for the accrual of interest resulting from a court decision received in the third quarter, for which the associated settlement amount had been previously included in our asbestos reserves.

•                  The asbestos reserve strengthening, which resulted from our annual in-depth asbestos claim review that was completed in the third quarter, was driven by increases in the company’s estimate for projected settlement and defense costs related to a broad number of policyholders. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends that were higher than previously anticipated. While the overall view of the underlying asbestos environment is essentially unchanged from recent periods, there remains a high degree of uncertainty with respect to future exposure from asbestos claims.

Net written premiums of $3.560 billion increased 10% primarily driven by the inclusion of Dominion. Domestic net written premiums of $3.079 billion increased 2% driven by continued positive renewal premium changes. Retention remained strong and improved from recent quarters.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Operating income of $1.717 billion after-tax decreased $56 million, or 3%, as higher net investment income was more than offset by a decline in other income due to the inclusion of a benefit in the prior year period of a $91 million pre-tax favorable legal settlement, the inclusion in the prior year period of a $43 million benefit from a favorable tax settlement, as well as a lower underwriting gain. The current period operating income included a $49 million after-tax benefit recorded in the first quarter resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Underwriting results

•                  The combined ratio increased 0.9 points to 94.2% as the benefit of an improved underlying combined ratio (0.8 points) was more than offset by lower net favorable prior year reserve development (1.3 points) and higher catastrophe losses (0.4 points).

•                  The underlying combined ratio improved 0.8 points to 92.4% as the benefits of earned pricing that exceeded loss cost trends and an improved expense ratio were partially offset by higher non-catastrophe weather-related losses. The expense ratio benefited from the above mentioned reduction in the estimated liability for state assessments.

•                  Net favorable prior year reserve development resulted from (i) better than expected loss experience in the general liability product line for accident years 2012 and prior as well as the property product line for accident years 2010 through 2013, (ii) a $162 million pre-tax benefit resulting from better than expected loss experience related to, and the commutation of reinsurance treaties associated with, a workers’ compensation reinsurance pool, partially offset by (iii) a $250 million pre-tax increase to asbestos reserves, (iv) an $87 million pre-tax increase to environmental reserves, (v) a $77 million pre-tax increase to unallocated loss adjusted expense (ULAE) reserves for the accrual of interest resulting from a court decision received in the third quarter, for which the associated settlement amount had been previously included in our asbestos reserves, and (vi) higher than expected loss experience related to the liability coverages in the commercial multi-peril product line for accident years 2010 through 2013.

Net written premiums of $11.061 billion increased 9% primarily driven by the inclusion of Dominion. Domestic net written premiums of $9.484 billion increased 1% driven by continued positive renewal premium changes and high retention levels.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gain	$173		$102		$71		$544		$337		$207
Underwriting gain includes:
Net favorable prior year reserve development	79		33		46		270		131		139
Catastrophes, net of reinsurance	(1)		(2)		1		(6)		(7)		1
Net investment income	64		63		1		192		195		(3)

Other	5		5		—		15		15		—

Operating income before income taxes	242		170		72		751		547		204
Income tax expense	77		50		27		240		148		92
Operating income	$165		$120		$45		$511		$399		$112

Combined ratio	66.9%		79.4%		(12.5	)pts	64.6%		76.7%		(12.1)	pts

Impact on combined ratio
Net favorable prior year reserve development	(15.0	)pts	(6.6	)pts	(8.4	)pts	(17.4	)pts	(8.9	)pts	(8.5	)pts
Catastrophes, net of reinsurance	0.2	pts	0.3	pts	(0.1	)pts	0.5	pts	0.4	pts	0.1	pts

Underlying combined ratio	81.7%		85.7%		(4.0	)pts	81.5%		85.2%		(3.7	)pts

Net written premiums by market
Management Liability	348		350		(1)%		1,003		932		8%
Surety	208		203		2		575		547		5
Total	$556		$553		1%		$1,578		$1,479		7%

Third Quarter 2014 Results

(All comparisons vs. third quarter 2013, unless noted otherwise)

Operating income of $165 million after-tax increased $45 million, or 38%, primarily due to a higher underwriting gain.

Underwriting results

•                  The combined ratio improved 12.5 points to 66.9% primarily due to higher net favorable prior year reserve development (8.4 points), an improved underlying combined ratio (4.0 points) and lower catastrophe losses (0.1 points).

•                  The underlying combined ratio improved 4.0 points to 81.7% primarily driven by lower reinsurance costs and the benefit of earned pricing that exceeded loss cost trends.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the contract surety product line for accident years 2009 through 2011.

Bond & Specialty Insurance net written premiums of $556 million increased 1%.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Operating income of $511 million after-tax increased $112 million, or 28%, primarily due to a higher underwriting gain. The prior year period operating income included a $15 million after-tax favorable tax settlement.

Underwriting results

•                  The combined ratio improved 12.1 points to 64.6% due to higher net favorable prior year reserve development (8.5 points) and an improved underlying combined ratio (3.7 points), partially offset by higher catastrophe losses (0.1 points).

•                  The underlying combined ratio improved 3.7 points to 81.5% primarily driven by lower reinsurance costs and the benefit of earned pricing that exceeded loss cost trends.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the contract surety product line for accident years 2007 through 2011.

Bond & Specialty Insurance net written premiums of $1.578 billion increased 7% as a result of lower reinsurance costs and higher business volumes in Surety.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gain:	$231		$259		$(28)		$484		$516		$(32)
Underwriting gain includes:
Net favorable prior year reserve development	13		48		(35)		157		173		(16)
Catastrophes, net of reinsurance	(51)		(38)		(13)		(306)		(248)		(58)
Net investment income	98		90		8		292		275		17

Other	19		34		(15)		62		67		(5)

Operating income before income taxes	348		383		(35)		838		858		(20)
Income tax expense	109		121		(12)		256		257		(1)
Operating income	$239		$262		$(23)		$582		$601		$(19)

Combined ratio	86.1%		84.7%		1.4	pts	89.8%		89.5%		0.3	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.7	)pts	(2.6	)pts	1.9	pts	(2.9	)pts	(3.2	)pts	0.3	pts
Catastrophes, net of reinsurance	2.8	pts	2.0	pts	0.8	pts	5.6	pts	4.5	pts	1.1	pts

Underlying combined ratio	84.0%		85.3%		(1.3	)pts	87.1%		88.2%		(1.1	)pts

Net written premiums
Agency Automobile(1)	$849		$828		3%		$2,468		$2,493		(1)%
Agency Homeowners & Other(1)	1,017		1,039		(2)		2,821		2,892		(2)
Direct to Consumer	51		44		16		140		123		14
Total	$1,917		$1,911		—%		$5,429		$5,508		(1)%

(1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer.

Third Quarter 2014 Results

(All comparisons vs. third quarter 2013, unless noted otherwise)

Operating income of $239 million after-tax decreased $23 million, or 9%, as the benefit of a higher underlying underwriting gain was more than offset by lower net favorable prior year reserve development and higher catastrophe losses.

Underwriting results

•                  The combined ratio increased 1.4 points to 86.1% as an improved underlying combined ratio (1.3 points) was more than offset by lower net favorable prior year reserve development (1.9 points) and higher catastrophe losses (0.8 points).

•                  The underlying combined ratio improved 1.3 points to 84.0% primarily due to the benefits of earned pricing that exceeded loss cost trends, the company’s previously announced expense reduction initiatives and lower homeowners’ commission expense, partially offset by the impact of higher new business.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in Homeowners & Other for accident years 2011 through 2013 related to catastrophe losses.

Personal Insurance net written premiums of $1.917 billion were slightly above the prior year period, due to increased new business from the company’s new auto product, Quantum 2.0.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Operating income of $582 million after-tax decreased $19 million, or 3%, as higher net investment income was more than offset by a lower underwriting gain. The prior year period operating income included a $5 million after-tax favorable tax settlement.

Underwriting results

•                  The combined ratio increased 0.3 points to 89.8% as an improved underlying combined ratio (1.1 points) was more than offset by higher catastrophe losses (1.1 points) and lower net favorable prior year reserve development (0.3 points).

•                  The underlying combined ratio improved 1.1 points to 87.1% due to the benefits of earned pricing that exceeded loss cost trends, lower homeowners’ commission expenses and the company’s previously announced expense reduction initiatives partially offset by higher non-catastrophe weather-related losses and the impact of higher new business.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in Homeowners & Other, primarily driven by better than expected loss experience for accident year 2013 for non-catastrophe weather-related losses and for accident years 2011 through 2013 for catastrophe losses.

Personal Insurance net written premiums of $5.429 billion decreased 1%.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, October 21, 2014. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-754-1382 within the U.S. and 1-212-231-2932 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21733237 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $26 billion in 2013. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.  In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance: The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance: The Bond & Specialty Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, and provide a wide range of primarily domestic customers with bond and insurance products and risk management services.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

On June 10, 2014, the company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments. The company’s International Insurance group, which had previously been included in the Financial, Professional & International Insurance segment, was combined with the company’s previous Business Insurance segment to create a new Business and International Insurance segment. The Bond & Financial Products group, which comprised the remaining businesses in the Financial, Professional & International Insurance segment, now comprises the new Bond & Specialty Insurance segment. The Personal Insurance segment was not impacted by these changes. The realignment of segments described above was made to reflect the realignment of the company’s senior management responsibilities and the manner in which the company’s businesses have been managed starting July 1, 2014, and the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten. In connection with these changes, the company has realigned and revised the names of several businesses that comprise the Business and International Insurance segment.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s outlook, share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business and investment operations including reinsurance or structured settlements;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in state or federal regulations or enforcement practices could impose significant burdens on the company and otherwise adversely impact the company’s results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products, such as Quantum 2.0, or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  loss of or significant restriction on the use of particular types of underwriting criteria, such as credit scoring, in the pricing and underwriting of the company’s products could reduce the company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the company’s business, and the company may be unable to protect and enforce its own intellectual property or the company may be subject to claims for infringing on the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 13, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K as updated by our current report on Form 8-K filed with the SEC on September 10, 2014 and our quarterly report on Form 10-Q filed with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2014	2013	2014	2013

Operating income	$1,218	$1,199	$3,572	$3,419
Net realized investment gains (losses)	40	(22)	57	155
Net income	$1,258	$1,177	$3,629	$3,574

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2014	2013	2014	2013

Operating income	$893	$883	$2,618	$2,586
Net realized investment gains (losses)	26	(19)	36	99
Net income	$919	$864	$2,654	$2,685

	Twelve Months Ended December 31,
($ in millions, after-tax)	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	1	3	3	4	4	5	6
Operating income	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	(439)
Net income	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Basic earnings per share
Operating income	$2.64	$2.38	$7.58	$6.86
Net realized investment gains (losses)	0.08	(0.05)	0.10	0.26
Net income	$2.72	$2.33	$7.68	$7.12

Diluted earnings per share
Operating income	$2.61	$2.35	$7.50	$6.79
Net realized investment gains (losses)	0.08	(0.05)	0.10	0.26
Net income	$2.69	$2.30	$7.60	$7.05

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2014	2013	2014	2013

Business and International Insurance	$552	$566	$1,717	$1,773
Bond & Specialty Insurance	165	120	511	399
Personal Insurance	239	262	582	601
Total segment operating income	956	948	2,810	2,773
Interest Expense and Other	(63)	(65)	(192)	(187)
Total operating income	$893	$883	$2,618	$2,586

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2014	2013

Adjusted shareholders’ equity	$23,371	$23,153
Net unrealized investment gains, net of tax	1,914	1,559
Net realized investment gains, net of tax	36	99
Shareholders’ equity	$25,321	$24,811

	As of December 31,
($ in millions)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2014	2013	2014	2013

Annualized operating income	$3,570	$3,534	$3,490	$3,448
Adjusted average shareholders’ equity	23,450	23,235	23,552	22,886
Operating return on equity	15.2%	15.2%	14.8%	15.1%

Annualized net income	$3,676	$3,458	$3,539	$3,580
Average shareholders’ equity	25,427	24,851	25,326	25,198
Return on equity	14.5%	13.9%	14.0%	14.2%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2014

	Nine Months Ended
	September 30,		Twelve Months Ended December 31,
($ in millions)	2014	2013	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,618	$2,586	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,490	3,448
Adjusted average shareholders’ equity	23,552	22,886	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	14.8%	15.1%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Sept. 30, 2014			13.2%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2014	2013	2014	2013

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$534	$536	$1,690	$1,435
Pre-tax impact of catastrophes	(83)	(99)	(668)	(538)
Pre-tax impact of net favorable prior year loss reserve development	113	158	590	581
Pre-tax underwriting gain	564	595	1,612	1,478
Income tax expense on underwriting results	200	208	579	471
Underwriting gain	364	387	1,033	1,007
Net investment income	568	531	1,703	1,624
Other, including interest expense	(39)	(35)	(118)	(45)
Operating income	893	883	2,618	2,586
Net realized investment gains (losses)	26	(19)	36	99
Net income	$919	$864	$2,654	$2,685

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the

SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income and billing and policy fees, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2014	2013	2014	2013

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,520	$3,297	$10,661	$9,980
Less:
Policyholder dividends	9	7	27	30
Allocated fee income	43	44	132	113
Loss ratio numerator	$3,468	$3,246	$10,502	$9,837

Underwriting expense ratio
Amortization of deferred acquisition costs	$984	$953	$2,899	$2,851
General and administrative expenses (G&A)	1,031	934	2,913	2,780
Less:
G&A included in Interest Expense and Other	6	6	22	17
Allocated fee income	67	63	197	173
Billing and policy fees and other	25	25	80	74
Expense ratio numerator	$1,917	$1,793	$5,513	$5,367

Earned premium	$5,983	$5,666	$17,734	$16,786

Combined ratio (1)
Loss and loss adjustment expense ratio	58.0%	57.3%	59.2%	58.6%
Underwriting expense ratio	32.0%	31.6%	31.1%	32.0%
Combined ratio	90.0%	88.9%	90.3%	90.6%

(1)         For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful to an analysis of the results of the International market and the Business and International Insurance segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2014	2013	Change	2014	2013	Change

Net written premiums - holding foreign exchange rates constant	$478	$217	120%	$1,568	$787	99%
Impact of changes in foreign exchange rates	3			9
Net written premiums	$481	$217	122%	$1,577	$787	100%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on Business and International Insurance Net Written Premiums to Business and International Insurance Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2014	2013	Change	2014	2013	Change

Net written premiums - holding foreign exchange rates constant	$3,557	$3,249	9%	$11,052	$10,147	9%
Impact of changes in foreign exchange rates	3			9
Net written premiums	$3,560	$3,249	10%	$11,061	$10,147	9%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions, except per share amounts)	2014	2013	2013

Tangible shareholders’ equity	$19,526	$19,543	$19,589
Goodwill	3,621	3,634	3,365
Other intangible assets	316	351	347
Less: Impact of deferred tax on other intangible assets	(56)	(54)	(49)
Adjusted shareholders’ equity	23,407	23,474	23,252
Net unrealized investment gains, net of tax	1,914	1,322	1,559
Shareholders’ equity	$25,321	$24,796	$24,811

Common shares outstanding	331.4	353.5	364.1

Tangible book value per share	$58.93	$55.29	$53.81
Adjusted book value per share	70.64	66.41	63.87
Book value per share	76.42	70.15	68.15

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	September 30,	December 31,	September 30,
($ in millions)	2014	2013	2013

Debt	$6,348	$6,346	$6,346
Shareholders’ equity	25,321	24,796	24,811
Total capitalization	31,669	31,142	31,157
Net unrealized investment gains, net of tax	1,914	1,322	1,559
Total capitalization excluding net unrealized gain on investments, net of tax	$29,755	$29,820	$29,598

Debt-to-capital ratio	20.0%	20.4%	20.4%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.3%	21.3%	21.4%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates. For the Business and International Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Surety.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by the company’s Current Report on Form 8-K filed with the SEC on September 10, 2014.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844	860.277.0779